As filed with the Securities and Exchange Commission on March 9, 2020

Registration No. 333-221563

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1
TO

FORM S–3

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

ZAYO GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-1398293
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Michael Mooney
General Counsel and Corporate Secretary
Zayo Group Holdings, Inc.
1805 29th Street, Suite 2050, Boulder, CO 80301 Telephone: (303) 381-4683	1805 29th Street, Suite 2050, Boulder CO 80301 Telephone: (303) 414-3008
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Mies, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave., Suite 1400

Palo Alto, California 94301

Tel: (650) 470-4500

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Zayo Group Holdings, Inc., a Delaware corporation (the “Company”), removes from registration all of the unsold securities registered under the Registration Statement on Form S-3 (Registration Number 333-221563) filed by the Company with the U.S. Securities and Exchange Commission on November 14, 2017 (the “Registration Statement”), pertaining to the registration of an indeterminate aggregate amount of common stock, par value $0.001 per share, preferred stock, par value $0.001 per share, debt securities, purchase contracts, warrants and units.

On March 9, 2020, the Company consummated the previously announced merger pursuant to the Agreement and Plan of Merger, dated as of May 8, 2019 (the “Merger Agreement”), by and among the Company, Front Range TopCo, Inc. (“Parent”), and Front Range BidCo, Inc., a wholly owned subsidiary of Parent, as a result of which the Registrant became a wholly owned direct subsidiary of Parent (collectively with the other transactions contemplated by the Merger Agreement, the “Merger”).

In connection with the consummation of the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the 9th day of March, 2020.

ZAYO GROUP HOLDINGS, INC.

By:	/s/ Matt Steinfort
	Name:	Matt Steinfort
	Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933, as amended.

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